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                                                                      EXHIBIT 1

                                AMENDMENT NO. 1
                                      TO
                                RIGHTS AGREEMENT

    Amendment No. 1 dated as of September 3, 1999 ("Amendment No. 1") to Amended and Restated Rights Agreement, dated as of September 10, 1998 (the "Rights Agreement"), between Hilton Hotels Corporation (the "Company") and ChaseMellon Shareholder Services, LLC, as Rights Agent (all terms not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement).

                               W I T N E S S E T H:

    WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement specifying the terms of the Rights;

    WHEREAS, Section 26 of the Rights Agreement provides that, subject to certain limitations contained in such Section, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights or Common Shares;

    WHEREAS, the Company's Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement in order to afford investors the opportunity to own a larger stake in the Company;

    WHEREAS, the Company's Board of Directors has duly approved amending the Rights Agreement to contain the terms and conditions set forth in this Amendment No. 1.

    NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

    1. AMENDMENT TO SECTION 1.1.  The definition of "Acquiring Person" in
Section 1.1 of the Rights Agreement is hereby amended to substitute the percentage "20%" for the percentage "15%" in each instance in which it appears therein.

    2. AMENDMENT TO SECTION 3.1. Section 3.1 of the Rights Agreement is hereby amended to substitute the percentage "20%" for the percentage "15%" therein.

    3. OTHER PROVISIONS. In all respects not inconsistent with the terms and provisions of this Amendment No. 1, the Rights Agreement is hereby ratified and confirmed.

    4. COUNTERPARTS. This Amendment No. 1 may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

    5. DELAWARE LAW. This Amendment No. 1 to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

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    IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed on the day and year first set forth above.

                                       HILTON HOTELS CORPORATION


                                       By: /s/ Thomas E. Gallagher
                                          --------------------------------
                                           Thomas E. Gallagher
                                           Executive Vice President, Chief
                                           Administrative Officer, General
                                           Counsel and Secretary


                                       CHASEMELLON SHAREHOLDER
                                        SERVICES, LLC


                                       By: /s/ Martha Mijango
                                          --------------------------------
                                       Name: Martha Mijango
                                       Title: Assistant Vice President




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